PRESS RELEASE

HARRIS & HARRIS GROUP, INC. ®	MARCH 12, 2012
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes Recent Portfolio Company Accomplishments

Shareholders of Harris & Harris Group, Inc. (NASDAQ: TINY) may be interested in recent highlights from some of our portfolio companies during February and March of 2012. These releases, as well as news from our other portfolio companies, can be found on our website at http://ir.hhvc.com/releases.cfm.

Harris & Harris Group made its first new investment in 2012 in OpGen, Inc. On March 7, 2012, we announced this financing event beside new investor Cross Creek Capital, an affiliate of Wasatch Advisors, and existing investors, Highland Capital Partners, Versant Ventures, jVen Capital and CHL Medical Partners. The financing will fund acceleration of the commercialization of OpGen’s Argus Whole Genome Mapping System, as well as its Genome-Builder tool suite for large genome sequencing assembly and data analysis. Follow-up stories on OpGen can be accessed at http://www.washingtonpost.com/blogs/capital-business/post/gaithersburg-based-opgen-secures-up-to-17m-from-investors/2012/03/06/
gIQAfouTvRblog.html and http://www.genomeweb.com/sequencing/opgen-inks-17m-financing-deal.

On March 11, 2012, Harris & Harris Group’s portfolio company, Senova Systems, Inc., announced the introduction of its calibration-free, solid-state pH meter: pHit™ pH sensor at Pittcon 2012. pHit is a new pH sensor platform that replaces current glass electrodes with solid state smart sensors that contain no glass, require no user calibration and can be stored dry. The pHit sensor also contains a novel solid state reference that renders the sensor completely wet-dry reversible so it can be kept dry between uses. This feature not only reduces drift (a drawback of glass pH electrodes) but eliminates the requirement for expensive storage buffers, time-consuming maintenance and messy salt crystals all over the lab bench, equipment and technicians’ hands.

On March 8, 2012, Cobalt Technologies, a leading developer of next-generation technology for the production of n-butanol, announced the successful demonstration of one of its advanced biocatalysts. Partnering with the U.S. Department of Energy's National Renewable Energy Laboratory (NREL), Cobalt completed multiple fermentation campaigns in a 9,000 liter fermenter, exceeding the target yield and other performance metrics for a commercial scale facility. For this demonstration, Cobalt utilized the NREL Integrated Biorefinery Research Facility (IBRF) at the National Bioenergy Center in Golden, Colorado, which is designed for large-scale fermentation and downstream processing. Using this test facility, Cobalt demonstrated its advanced biocatalyst's ability to convert non-food based substrates into renewable n-butanol. Tests resulted in high sugar conversion (the amount of sugar consumed by the bacteria) and high yields of butanol (the amount of butanol produced by the bacteria).

February was a busy month for portfolio companies as well. Solazyme Roquette Nutritionals announced that it and Roquette signed a European exclusive sales agreement for its microalgae-derived food ingredients starting with whole algalin flour on February 15, 2012. Bridgelux announced that Kaistar Lighting invested $25 million in Bridgelux on February 13, 2012. Nanosys continued the commercialization of its QDEF display technology with an informative video that can be accessed at http://www.engineeringtv.com/video/QDef-Display-technology-from-Na;CES-2012 and a podcast with CEO, Jason Hartlove, that can be accessed at http://www.hometheater.com/content/podcast-99-jason-hartlove.

Finally, on Friday, March 9, 2012, Jim Cramer did a very informative piece on investing in speculative stocks focused on Solazyme, Inc. (NASDAQ: SZYM). Cramer’s show, Mad Money, spent close to eight minutes focusing on the fundamentals of Solazyme that led him to believe Solazyme was poised for growth and success. The show can be accessed at http://video.cnbc.com/gallery/?video=3000077676. The Solazyme segment begins around minute 19 and extends through minute 26.

Harris & Harris Group is an early-stage, active investor in transformative nanotechnology companies. Detailed information about Harris & Harris Group and its holdings can be found on its website at http://www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.washingtonpost.com, www.genomeweb.com, www.engineeringtv.com, www.hometheater.com and http://video.cnbc.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.